FOR IMMEDIATE RELEASE

Harley-Davidson Delivers Second Quarter Financial Results

MILWAUKEE (July 27, 2023) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”), (NYSE: HOG) today reported second quarter 2023 results.

“Harley-Davidson showed continued progress in delivery of our Hardwire strategy this quarter, despite the macro-economic conditions affecting both the business and our customers. Following the production suspension we experienced late in the quarter impacting motorcycle shipments, we achieved retail growth for the quarter in addition to a strong increase in gross margin,” said Jochen Zeitz, Chairman, President and CEO, Harley-Davidson. “We are confident in our ability to navigate near-term headwinds and remain optimistic on the future, most notably following the successful launch of our game-changing CVO’s and the highly attended gathering of our community during our anniversary year, reinforcing the enduring power of the brand.”

Second Quarter 2023 Highlights and Results
•Strategy remains grounded in desirability and profitability
•120th Anniversary events in Budapest and Milwaukee reinforced overall brand strength
•Introduced two new CVO motorcycles, as well as new models in the Enthusiast and Icons collections
•HDMC Gross Margin of 34.8%, an increase of 400 basis points
•HDMC Revenue declined 4%, behind a 10% decrease in wholesale shipments related to an unplanned production suspension
•HDFS Revenue increased 19% on higher interest income and increased investment income
•Delivered diluted EPS of $1.22
•Company revises full year 2023 outlook

First Half 2023 Highlights and Results
•Achieved HDMC Operating Income Margin of 19.2%, an increase of 240 basis points
•HDMC Revenue was up 8 percent versus prior year driven by a 2 percent increase in wholesale motorcycle unit shipments
•Delivered diluted EPS of $3.27, up 12 percent
•Repurchased $156 million of shares (4.1 million shares) on a discretionary basis

Second Quarter 2023 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	2nd quarter
	2023	2022	Change
Revenue	$1,446	$1,469	-2%
Operating Income	$221	$278	-20%
Net Income Attributable to HDI	$178	$216	-18%
Diluted EPS	$1.22	$1.46	-16%

Consolidated revenue was down 2 percent in the second quarter, driven by a revenue decline of 4 percent at HDMC, which was partially offset by revenue growth of 19 percent at HDFS.

Consolidated operating income in the second quarter was down 20 percent, driven by a decline of 8 percent at HDMC, a decline of 31 percent at HDFS, and an operating loss of $32 million in the LiveWire segment. Consolidated operating income margin in the second quarter was 15.3 percent compared to 18.9 percent in the second quarter a year ago.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	2nd quarter
	2023	2022	Change
Motorcycle Shipments (thousands)	42.9	47.9	-10%
Revenue	$1,198	$1,254	-4%
Motorcycles	$891	$935	-5%
Parts & Accessories	$216	$214	1%
Apparel	$66	$77	-14%
Licensing	$5	$12	-57%
Other	$20	$16	31%
Gross Margin	34.8%	30.9%	4.0 pts.
Operating Income	$194	$211	-8%
Operating Margin	16.2%	16.8%	-0.6 pts.

Second quarter global motorcycle shipments decreased 10 percent, due to an unplanned production suspension that occurred in Q2. Revenue was down 4 percent, with global pricing partially offsetting unit declines. Parts & Accessories revenue was up 1 percent driven by improved digital efforts, while Apparel revenue was down 14 percent compared to a strong Q2 period last year, as the bulk of seasonal product sales occurred in Q2 last year, compared to Q1 of this year.

Second quarter gross margin was up 4.0 points behind pricing, cost productivity, and shipment mix, more than offsetting the negative impacts from reduced volume and foreign currency. Second quarter operating income margin fell by 0.6 points due to higher operating expense, including higher people costs and marketing spend.

Harley-Davidson Retail Motorcycle Sales
(excludes LiveWire units)

Motorcycles (thousands)	2nd quarter
	2023	2022	Change
North America	35.1	34.7	1%
EMEA	8.1	8.7	-6%
Asia Pacific	7.5	6.0	24%
Latin America	0.8	0.8	4%
Worldwide Total	51.5	50.2	3%

Global retail motorcycle sales in the second quarter were up 3 percent versus prior year. North America retail performance was up 1 percent, driven by strength in our core categories such as Grand American Touring and Cruiser, but offset by declines in the Sport motorcycle segment, following the discontinuation of legacy Sportster models in North America at the end of 2022. Growth in APAC was driven by continued strong demand across key markets, including Japan, China, and Australia. The decline in EMEA of 6 percent was primarily driven by a market exit and the planned unit mix shift towards the profitable core product segments. Growth in Latin America was driven by modest growth in Brazil partially offset by weakness in Mexico.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	2nd quarter
	2023	2022	Change
Revenue	$240	$203	19%
Operating Income	$59	$86	-31%

HDFS’ revenue was up $38 million in the second quarter, an increase of 19%, driven primarily by higher interest income and increased investment income. HDFS’ operating income decline of $27 million, or down 31 percent, was driven by higher interest expense and an increased provision for credit losses. The moderate increase in the provision for credit losses was driven by several factors relating to the current macroeconomic environment. Total quarter ending net finance receivables were $7.5 billion, which was up 6 percent versus prior year, driven primarily by an increase in wholesale receivables.

LiveWire – Results

$ in millions	2nd quarter
	2023	2022	Change
Electric Motorcycle Shipments (units)	33	225	-85%
LiveWire ONE (units)	33	204	-84%
Harley-Davidson LiveWire (units)	--	21	NM
Revenue	$7	$13	-44%
Operating Loss	($32)	($19)	NM
NM – not meaningful

LiveWire revenue for the second quarter was down compared to the same quarter in 2022, due to lower unit sales of LiveWire ONE electric motorcycles and STACYC electric balance bikes. LiveWire operating loss of $32 million in the second quarter, in-line with expectations, was driven by product development spending associated with the launch of the Del Mar electric motorcycle.

Other Harley-Davidson, Inc. 2023 Results – through Q2 2023

•Generated $411 million of cash from operating activities
•Effective tax rate was 24 percent
•Paid cash dividends of $48 million
•Repurchased $156 million of shares (4.1 million shares) on a discretionary basis
•Cash and cash equivalents of $1.5 billion at the end of the quarter
•Financing raised for HDFS of $2.0 billion

2023 Financial Outlook

For the full year 2023, the Company is revising its HDMC guidance and its LiveWire unit sales guidance and now expects:
•HDMC: revenue growth of flat to 3% and operating income margin of 13.9 to 14.3%
•LiveWire: motorcycle unit sales of 600–1,000

For the full year 2023, the Company reaffirms the following guidance and continues to expect:
•HDFS: operating income decline of 20 to 25%
•LiveWire: operating loss of $115 to $125 million
•Harley-Davidson, Inc.: capital investments of $225 to $250 million

New Segment Reporting Structure

LiveWire Group, Inc. (“LiveWire Group”) became a separate public company trading on the New York Stock Exchange (Ticker: LVWR) on September 27, 2022. Harley-Davidson has a controlling equity interest in LiveWire Group and continues to consolidate LiveWire Group results with adjustments for non-controlling shareholder interests. Net Income attributable to Harley-Davidson, Inc. and EPS reflect these adjustments.

Beginning with the fourth quarter of 2022, new business segment reporting now includes:

•Harley-Davidson Motor Company (HDMC): Group that is accountable for the design, manufacturing, marketing and sales of Harley-Davidson motorcycles and related products
•Harley-Davidson Financial Services (HDFS): Group that provides motorcycle and related products financing and insurance products and services for our dealers and retail customers
•LiveWire: Group that is accountable for the design, marketing and sales of LiveWire electric motorcycles and related products, including STACYC electric balance bikes

Prior period segment results have been retrospectively adjusted based on the new segments. In addition, the consolidated results will continue to be reflected by:

•Harley-Davidson, Inc. (HDI): Corporate entity for the overall Company, under which HDMC, HDFS and LiveWire operate

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley-davidson.com and livewire.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this presentation and our associated comments are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts,” “is on track,” “sees,” “feels,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this presentation. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company's ability to: (a) execute its business plans and strategies, including The Hardwire, each of the pillars, and the evolution of LiveWire as a standalone brand, which includes the risks noted below; (b) manage supply chain and logistics issues, including quality issues, availability of semiconductor chip components and the ability to find alternative sources of those components in a timely manner, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Ukraine, or natural disasters and longer shipping times and increased logistics costs, including by successfully implementing pricing surcharges; (c) realize the expected business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to: (1) execute its plans to develop, produce, market and sell its electric vehicles; (2) achieve profitability, which is dependent on the successful development and commercial introduction and acceptance of its electric vehicles, and its services, which may not occur; (3) adequately control the costs of its operations as a new entrant into a new space; (4) develop, maintain and strengthen its brand; (5) execute its plans to develop, produce, market and sell its electric vehicles on expected timelines; and (6) effectively establish and maintain cooperation from its retail partners, largely drawn from the Company's traditional motorcycle dealer network, to be able to effectively establish or maintain relationships with customers for electric vehicles; (ii) competition; and (iii) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in “Risk Factors” under Item 1.A of LiveWire Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 2022; (d) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (e) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (f) successfully carry out its global manufacturing and assembly operations; (g) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to strengthen and grow its leadership position in Grand American Touring, large Cruiser and Trike, and grow its complementary businesses; (h) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (i) manage ongoing risks related to the impact of the COVID-19 pandemic, such as supply chain disruptions, its ability to carry out business as usual, and government actions and restrictive measures implemented in response; (j) manage the regulatory compliance matter relating to a third-party supplier’s component part in a manner that avoids additional costs or recall expenses that are material (k) manage the quality issue relating to brake hose assemblies provided by Proterial Cable America (PCA), including (i) the nature and extent of the issue and the ability of the supplier to remedy the potential issue, and (ii) the effects that the production suspension caused by the quality issue relating to the PCA brake hose assemblies may have on its business, including on retail sales of new motorcycles; (l) successfully appeal: (i) the revocation of the Binding Origin Information ("BOI") decisions that allowed the Company to supply its European Union ("EU") market with certain of its motorcycles produced at its Thailand operations at a reduced tariff rate and (ii) the denial of the Company's application for temporary relief from the effect of the revocation of the BOI decisions; (m) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products internationally, and the cost of raw materials and components, including the temporary lifting of the Section 232 steel and aluminum tariffs and incremental tariffs on motorcycles imported into the EU from the U.S., between the U.S. and EU, which expires on December 31, 2023; (n) prevent, detect and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (o) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (p) successfully manage and reduce costs throughout the business; (q) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, particularly with the recent turmoil in the banking industry, and the changing domestic and international political environments, including as a result of the conflict in Ukraine; (r) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (s) continue to develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (t) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name in India; (u) successfully maintain a manner in which to sell motorcycles in China and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (v) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (w) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (x) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (y) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or Company data and respond to evolving regulatory requirements regarding data security; (z) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (aa) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (bb) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (cc) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (dd) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations; (ee) manage its exposure to product liability claims and commercial or contractual disputes; (ff) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (gg) achieve anticipated results with respect to the Company's pre-owned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; (hh) accurately predict the margins of its segments in light of, among other things, tariffs, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (ii) optimize capital allocation in light of the Company's capital allocation priorities; and (jj) manage through the effects increased environmental, safety, emissions or other regulations or other influences may have on the business and its operating results.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of the COVID-19 pandemic, or other factors.

In recent years, Harley-Davidson Financial Services (HDFS) experienced historically low levels of retail credit losses, but credit losses have been normalizing to higher levels in recent quarters. Further, the Company believes that HDFS's retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation, and HDFS' efforts to adjust underwriting criteria based on market and economic conditions, as well as actions that the Company has taken and could take that impact motorcycle values.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Ukraine, or other factors. Refer to “Risk Factors” under Item 1.A of the Company's Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002
### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2023	June 26, 2022	June 30, 2023	June 26, 2022
HDMC Revenue	$1,198,136	$1,253,965	$2,755,965	$2,546,735
Gross profit	417,474	387,140	974,500	794,722
Selling, administrative and engineering expense	223,137	176,361	444,427	365,137
Restructuring benefit	—	(264)	—	(392)
Operating income from HDMC	194,337	211,043	530,073	429,977

LiveWire revenue	7,026	12,506	14,788	22,907
Gross profit	(2,940)	(390)	(1,676)	(337)
Selling, administrative and engineering expense	29,044	18,966	54,855	35,078
Operating loss from LiveWire	(31,984)	(19,356)	(56,531)	(35,415)

HDFS revenue	240,361	202,616	463,456	394,631
HDFS expense	181,376	116,688	346,051	222,346
Operating income from HDFS	58,985	85,928	117,405	172,285

Operating income	221,338	277,615	590,947	566,847
Other income, net	7,226	10,055	27,322	21,085
Investment income (loss)	11,151	(3,530)	21,176	(5,509)
Interest expense	(7,696)	(7,720)	(15,416)	(15,431)
Income before income taxes	232,019	276,420	624,029	566,992
Income tax provision	58,189	60,571	148,370	128,641
Net income	$173,830	$215,849	$475,659	$438,351
Less: Loss attributable to noncontrolling interests	4,209	—	6,470	—
Net income attributable to Harley-Davidson, Inc.	$178,039	$215,849	$482,129	$438,351

Earnings per share:
Basic	$1.24	$1.47	$3.33	$2.92
Diluted	$1.22	$1.46	$3.27	$2.91

Weighted-average shares:
Basic	143,414	147,211	144,724	149,936
Diluted	145,787	147,835	147,351	150,812

Cash dividends per share:	$0.1650	$0.1575	$0.3300	$0.3150
The Company operates in three reportable segments: Harley-Davidson Motor Company (HDMC), LiveWire and Harley-Davidson Financial Services (HDFS). The Company changed its segments in the period ended December 31, 2022. The change has been retrospectively reflected in the Company's results.

LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.
Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	June 30, 2023	December 31, 2022	June 26, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,521,940	$1,433,175	$2,194,259
Accounts receivable, net	329,487	252,225	302,049
Finance receivables, net	1,979,645	1,782,631	1,674,970
Inventories, net	846,033	950,960	726,586
Restricted cash	135,618	135,424	226,488
Other current assets	201,702	196,238	183,816
	5,014,425	4,750,653	5,308,168
Finance receivables, net	5,530,221	5,355,807	5,428,714
Other long-term assets	1,470,915	1,386,016	1,384,736
	$12,015,561	$11,492,476	$12,121,618
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$950,110	$998,947	$1,008,962
Short-term deposits, net	216,293	79,710	78,005
Short-term debt	695,356	770,468	701,384
Current portion of long-term debt, net	604,700	1,684,782	1,887,552
	2,466,459	3,533,907	3,675,903
Long-term debt, net	5,765,246	4,457,052	5,204,317
Other long-term liabilities	594,000	594,709	606,246

Shareholders’ equity	3,189,856	2,906,808	2,635,152
	$12,015,561	$11,492,476	$12,121,618

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended
	June 30, 2023	June 26, 2022
Net cash provided by operating activities	$410,520	$244,186

Cash flows from investing activities:
Capital expenditures	(86,526)	(55,015)
Finance receivables, net	(259,520)	(439,241)
Other investing activities	850	797
Net cash used by investing activities	(345,196)	(493,459)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,446,304	495,785
Repayments of medium-term notes	(1,056,680)	(950,000)
Proceeds from securitization debt	547,706	1,826,891
Repayments of securitization debt	(645,377)	(610,205)
Net decrease in unsecured commercial paper	(75,229)	(50,672)
Borrowings of asset-backed commercial paper	33,547	425,253
Repayments of asset-backed commercial paper	(129,961)	(133,159)
Net increase in deposits	122,288	55,255
Dividends paid	(48,193)	(47,146)
Repurchase of common stock	(169,645)	(325,828)
Other financing activities	76	(1,237)
Net cash provided by financing activities	24,836	684,937

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(490)	(14,413)
Net increase in cash, cash equivalents and restricted cash	$89,670	$421,251

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,579,177	$2,025,219
Net increase in cash, cash equivalents and restricted cash	89,670	421,251
Cash, cash equivalents and restricted cash, end of period	$1,668,847	$2,446,470

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,521,940	$2,194,259
Restricted cash	135,618	226,488
Restricted cash included in Other long-term assets	11,289	25,723
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,668,847	$2,446,470

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Six months ended
	June 30, 2023	June 26, 2022	June 30, 2023	June 26, 2022
HDMC REVENUE (in thousands)
Motorcycles	$890,919	$935,172	$2,193,297	$1,992,177
Parts & Accessories	215,520	214,267	383,192	379,587
Apparel	66,356	77,325	137,747	128,729
Licensing	5,116	11,781	11,326	18,278
Other	20,225	15,420	30,403	27,964
	$1,198,136	$1,253,965	$2,755,965	$2,546,735

HDMC U.S. MOTORCYCLE SHIPMENTS	24,229	28,181	66,817	64,000

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	20,270	21,758	52,489	47,770
Cruiser	15,476	14,565	36,734	30,128
Sport and Lightweight	6,161	8,452	12,746	18,106
Adventure Touring	1,027	3,168	3,202	6,685
	42,934	47,943	105,171	102,689
(a)Includes Trike

LiveWire Motorcycle Shipments	33	225	96	322

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the second quarter of 2022 to the second quarter of 2023 were as follows (in millions):

	Three months ended	Six months ended
2022 gross profit	$387	$795
Volume	(43)	1
Price and sales incentives	51	154
Foreign currency exchange rates and hedging	(13)	(35)
Shipment mix	14	42
Raw material prices	8	14
Manufacturing and other costs	13	4
	30	180
2023 gross profit	$417	$975

HDFS Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Six months ended
	June 30, 2023	June 26, 2022	June 30, 2023	June 26, 2022
Balance, beginning of period	$358,431	$340,473	$358,711	$339,379
Provision for credit losses	57,278	29,133	109,642	57,955
Charge-offs, net of recoveries	(33,929)	(17,469)	(86,573)	(45,197)
Balances, end of period	$381,780	$352,137	$381,780	$352,137

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
United States	32,161	31,641	56,438	60,985
Canada	2,899	3,086	4,643	4,955
Total North America	35,060	34,727	61,081	65,940
EMEA	8,120	8,656	14,037	14,946
Asia Pacific	7,525	6,045	14,406	12,744
Latin America	821	791	1,427	1,600
Total worldwide retail sales	51,526	50,219	90,951	95,230
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.